Exhibit 99.2

IT Logistics, Inc.

Statements of Operations

(unaudited and not reviewed)

(amounts in thousands)

	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010

Contract revenue	$7,822	$12,077

Cost of contract revenue	5,201	6,618

Gross profit	2,621	5,459
Operating expenses	870	1,207

Income from operations	1,751	4,252
Other expense
Interest expense	(30)	—

Net income	$1,721	$4,252

See accompanying notes to the financial statements.

IT Logistics, Inc.

Statement of Financial Position

(unaudited and not reviewed)

(amounts in thousands)

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash	$25	$258
Accounts receivable	2,050	1,571
Notes receivable	—	305
Inventories	513	569
Other current assets	780	95

Total current assets	3,368	2,798

Property and equipment, net of accumulated depreciation	160	159
Other assets	77	1

Total assets	$3,605	$2,958

LIABILITIES and STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and other accrued payables	$2,137	$664
Accrued compensation and benefits	70	96
Senior credit facility – short-term	1,950	895
Other current liabilities	—	1,388

Total current liabilities	4,157	3,043

Other liabilities	—	3

Total liabilities	4,157	3,046

Stockholders’ deficit
Common stock	1	1
Retained Earnings	2,560	3,024
Treasury stock	(3,113)	(3,113)

Total stockholders’ deficit	(552)	(88)

Total liabilities, and stockholders’ deficit	$3,605	$2,958

See accompanying notes to the financial statements.

IT Logistics, Inc.

Statement of Cash Flows

(unaudited and not reviewed)

(amounts in thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net income	$1,721	$4,252
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	27	26
Changes in other operating assets and liabilities	(1,152)	1,064

Cash provided by operating activities	596	5,342

Investing activities:
Purchases of property and equipment	(1)	(5)

Cash used in investing activities	(1)	(5)

Financing activities:
Net proceeds from line of credit	1,055	—
Collection of notes receivable	305	—
Payments on capital lease	(3)	—
Principal payments on notes payable	—	(2,075)
Dividends paid	(2,185)	(2,260)

Cash used in financing activities	(828)	(4,335)

(Decrease) increase in cash	(233)	1,002
Cash at beginning of period	258	267

Cash at end of period	$25	$1,269

See accompanying notes to the financial statements.

IT Logistics, Inc.

Notes to Financial Statements

(Unaudited)

Note A - Summary of Significant Accounting Policies

Nature of Operations

IT Logistics, Inc. (the “Company”) provides survey, design, engineering, and installation services of inside and outside plant secure networking infrastructure and program management expertise to both government and commercial customers throughout the United States. The work is performed under lump sum and time and material contracts. The length of the Company’s contracts varies, but is typically between twelve to eighteen months.

Basis of Presentation

The unaudited condensed financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim condensed financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The balance sheet information as of December 31, 2010 was derived from the audited financial statements released on August 31, 2011. These interim financial statements should be read in conjunction with that report.

Use of Estimates

Management uses estimates and assumptions in preparing the financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting period. In these financial statements, assets, liabilities, and earnings from contracts involve extensive reliance on management’s estimates. Actual results could differ from these estimates.

Revenue Recognition

Revenues from long-term construction contracts are recognized on the percentage-of-completion method for financial reporting purposes, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers total cost to be the best available measure of progress on these contracts.

Contract costs include all direct job costs and those indirect costs related to contract performance, such as indirect labor, supplies, insurance, equipment repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

All other revenues including survey, design, project management, and sale of materials are recognized under the accrual method.

Accounts Receivable

An allowance for doubtful accounts on accounts receivable has not been provided, as it is management’s opinion that losses, if any, would not be material to the financial statements.

Inventory

Inventory includes materials and supplies used in construction contracts and is stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method.

Taxes on Income

Effective January 1, 2007, the Company elected, with the consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual Federal income taxes on the Company’s taxable income. The Company has elect & to pay state income taxes in applicable states based on its taxable income and, accordingly, a liability for state income taxes and a provision for state income taxes are reflected on the financial statements.

Note B – Major Customers

The Company had a major customer who generated substantially all contract revenues earned for the six months ended June 30, 2011 and 2010, respectively.

Note C — Fair Value of Instruments

The carrying amounts of the Company’s financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short-term nature. The carrying amounts of the Company’s indebtedness approximate fair value due to their terms.

Note D - Revolving Line-of-Credit

The Company has a $2,400,000 line-of-credit agreement with a bank which expired May 26, 2011. The line bears a variable interest rate at 1% above lender’s prime and is secured by accounts receivable, inventory, equipment, and the personal guarantee of the stockholder of the Company. The amount outstanding on the line at June 30, 2010 and December 31, 2010 was $1,950,000 and $895,000, respectively. The line-of-credit was paid off and closed after the sale of the assets to Telos Corporation described in Note E.

Note E — Subsequent Events

Subsequent events have been evaluated through September 19, 2011, which is the date the financial statements were available to be issued.

On July 1, 2011 the Company and its sole stockholder entered into and closed on an asset purchase agreement with Telos Corporation, its major customer, whereby the Company agreed to sell certain assets relating to the operation of the Company’s business. Under the terms of the agreement, Telos is assuming certain liabilities of the Company, principally liabilities that accrue on or after the sale date, under certain contracts assumed by Telos.

The sale price for the assets (in addition to the assumed liabilities described above) consisted of (1) $8 million payable on July 1, 2011, (2) $7 million payable in 10 monthly payments of $700,000, together with interest on the unpaid balance of such amount at the rate of 0.50% per annum, beginning on August 1, 2011 and on the first day of each subsequent month thereafter, and (3) a subordinated promissory note with a principal amount of $15 million. The subordinated note accrues interest at a rate of 6.0% per annum beginning November 1, 2012, and is payable on July 1, 2041.